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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITOR'S CONSENT




We consent to the use in the Registration Statement and Prospectus of Texas Standard Oil Company of our reports dated November 30, 2001, November 20, 2001 and December 21, 2001, accompanying the financial statements of Texas Standard Oil Company, the summaries of revenues and direct operating expenses of Properties Acquired in October 2001, and the financial statements of Freeport-McMoRan Oil and Gas Royalty Trust respectively, contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.


/s/ HEIN + ASSOCIATES LLP
-------------------------
HEIN + ASSOCIATES LLP

Dallas Texas
January 10, 2002